Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We have issued our report dated February 20, 2013, with respect to Management’s Assertion on Compliance with applicable specified servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission Regulation AB in the Annual Report of Discover Card Execution Note Trust on Form 10-K for the year ended November 30, 2012. We hereby consent to the incorporation by reference of said report in the Registration Statements of Discover Bank, Discover Card Master Trust I and Discover Card Execution Note Trust on Forms S-3 (File No. 333-141703, File No. 333-141703-01, File No. 333-141703-02, File No. 333-167413, File No. 333-167413-01 and File No. 333-167413-02).

/s/ Grant Thornton LLP

Dallas, Texas

February 20, 2013